Exhibit 99.1

Arrow Electronics Reports First-Quarter Non-GAAP Earnings Per Share of $1.32

-- Operating Margins Expand Over Prior Year --

CENTENNIAL, Colo.--(BUSINESS WIRE)--April 30, 2015--Arrow Electronics, Inc. (NYSE:ARW) today reported first-quarter 2015 net income of $106.1 million, or $1.09 per share on a diluted basis, compared with net income of $107.1 million, or $1.06 per share on a diluted basis, in the first quarter of 2014. Excluding certain items1 in the first quarters of 2015 and 2014, net income would have been $127.8 million, or $1.32 per share on a diluted basis, in the first quarter of 2015, compared with net income of $124.0 million, or $1.22 per share on a diluted basis, in the first quarter of 2014. First-quarter sales, adjusted for the impact of acquisitions and changes in foreign currencies, increased 3 percent year over year. First-quarter sales of $5 billion, as reported, decreased 2 percent from sales of $5.08 billion in the prior year. In the first quarter of 2015, changes in foreign currencies had a negative impact of $322 million on sales and a negative impact of $.10 or 9 percent on earnings per share on a diluted basis compared to the first quarter of 2014.

“In the first quarter, our global components and enterprise computing solutions segments both delivered operating income growth and operating margin expansion. Our global components business experienced strong demand in Europe. Our focus on the higher value portion of the datacenter resulted in record first-quarter operating income and operating margins for our enterprise computing solutions business,” said Michael J. Long, chairman, president, and chief executive officer.

Global components first-quarter sales, as adjusted, grew 2 percent year over year. First-quarter sales of $3.35 billion, as reported, decreased 2 percent year over year. Global components had one fewer shipping day in the first quarter of 2015 compared to the first quarter of 2014 and this negatively impacted the rate of sales growth by approximately 1.5 percentage points. Americas components sales were flat year over year. Europe components sales grew 10 percent year over year on an as-adjusted basis. Sales in the region, as reported, declined 7 percent year over year. Components sales in the Asia-Pacific were flat year over year. Core components sales in Asia-Pacific grew 6 percent year over year.

Global enterprise computing solutions first-quarter sales of $1.66 billion grew 7 percent year over year, as adjusted. Sales, as reported, were flat year over year. Americas sales grew 8 percent year over year. Europe sales grew 8 percent on an as-adjusted basis. Sales in the region, as reported, declined 13 percent year over year. Both Americas and Europe experienced growth across the entirety of the solutions portfolio.

“First-quarter cash flow from operations was a negative $242 million. First-quarter cash flow would be a negative $92 million after adjusting for approximately $150 million of previously disclosed timing-related benefits to operating cash flow in 2014’s fourth quarter. In addition, in the first quarter of 2015 we made selected investments in inventory to support seasonally higher global components sales in the second quarter. Trailing 12-month cash flow from operations was $308 million,” said Paul J. Reilly, executive vice president, finance and operations, and chief financial officer. “Our strong balance sheet and accumulated cash flow provided us with the opportunity to both deploy capital toward our strategic initiatives and return approximately $64 million to shareholders through our stock repurchase program.

1 A reconciliation of non-GAAP adjusted financial measures, including sales, as adjusted, operating income, as adjusted, net income attributable to shareholders, as adjusted, and net income per share, as adjusted, to GAAP financial measures is presented in the reconciliation tables included herein.

GUIDANCE

“As we look to the second quarter, we believe that total sales will be between $5.45 billion and $5.85 billion, with global components sales between $3.45 billion and $3.65 billion, and global enterprise computing solutions sales between $2 billion and $2.2 billion. As a result of this outlook, we expect earnings per share on a diluted basis, excluding any charges, to be in the range of $1.43 to $1.55 per share. Our guidance assumes an average tax rate in the range of 27 to 29 percent and average diluted shares outstanding are expected to be 97 million. We are expecting the average USD to Euro exchange rate for the second quarter to be approximately $1.08 to €1. Based on this assumption, the weaker Euro will have a negative impact of $350 million or 6 percent on sales and $.12 or 8 percent on earnings per share on a diluted basis, respectively, when compared with the second quarter of 2014, and a negative impact of $50 million or 1 percent on sales and $.02 or 2 percent on earnings per share on a diluted basis, respectively, when compared with the first quarter of 2015. We expect to be cash flow positive in the second quarter of 2015 and for full-year 2015,” said Mr. Reilly.

“Included in our guidance for the second quarter 2015 are $200 million of sales and $.04 of earnings per share on a diluted basis when compared with the second quarter of 2014, and $125 million of sales and no additional contribution to earnings per share on a diluted basis when compared with the first quarter of 2015, related to our closed acquisitions,” added Mr. Reilly.

Please refer to the CFO commentary, which can be found at www.arrow.com/investor, as a supplement to the company’s earnings release.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations in 56 countries.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global enterprise computing solutions markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes in legal and regulatory matters, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

For a further discussion of factors to consider in connection with these forward-looking statements, investors should refer to Item 1A Risk Factors of the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Certain Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), the company also provides certain non-GAAP financial information relating to sales, operating income, net income attributable to shareholders, and net income per basic and diluted share. The company provides sales on a non-GAAP basis adjusted for the impact of changes in foreign currencies and the impact of acquisitions by adjusting the company's prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of the earliest period presented (referred to as "impact of acquisitions"). Operating income, net income attributable to shareholders, and net income per basic and diluted share are adjusted for certain charges, credits, gains, and losses that the company believes impact the comparability of its results of operations. These charges, credits, gains, and losses arise out of the company’s efficiency enhancement initiatives, acquisitions (including intangible assets amortization expense), prepayment of debt, and gain on sale of investment. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the tables below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers these items referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, sales, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. (In thousands except per share data) (Unaudited)

NON-GAAP SALES RECONCILIATION

	Quarter Ended
	March 28, 2015	March 29, 2014	% Change

Consolidated sales, as reported	$5,002,385	$5,082,040	(1.6)%
Impact of changes in foreign currencies	-	(322,138)
Impact of acquisitions	9,702	85,649
Consolidated sales, as adjusted	$5,012,087	$4,845,551	3.4%

Global components sales, as reported	$3,346,763	$3,421,181	(2.2)%
Impact of changes in foreign currencies	-	(183,830)
Impact of acquisitions	9,702	59,295
Global components sales, as adjusted	$3,356,465	$3,296,646	1.8%

Europe components sales, as reported	$923,261	$988,933	(6.6)%
Impact of changes in foreign currencies	-	(172,342)
Impact of acquisitions	6,356	29,744
Europe components sales, as adjusted	$929,617	$846,335	9.8%

Global ECS sales, as reported	$1,655,622	$1,660,859	flat
Impact of changes in foreign currencies	-	(138,308)
Impact of acquisitions	-	26,354
Global ECS sales, as adjusted	$1,655,622	$1,548,905	6.9%

Europe ECS sales, as reported	$581,662	$664,978	(12.5)%
Impact of changes in foreign currencies	-	(124,724)
Impact of acquisitions	-	-
Europe ECS sales, as adjusted	$581,662	$540,254	7.7%

NON-GAAP EARNINGS RECONCILIATION

	Quarter Ended
	March 28, 2015	March 29, 2014

Operating income, as reported	$177,434	$177,740
Intangible assets amortization expense	11,107	10,947
Restructuring, integration, and other charges	16,196	11,614
Operating income, as adjusted	$204,737	$200,301

Net income attributable to shareholders, as reported	$106,058	$107,120
Intangible assets amortization expense	9,029	8,907
Restructuring, integration, and other charges	12,569	8,020
Loss on prepayment of debt	1,808	-
Gain on sale of investment	(1,667)	-
Net income attributable to shareholders, as adjusted	$127,797	$124,047

Net income per basic share, as reported	$1.11	$1.07
Intangible assets amortization expense	.09	.09
Restructuring, integration, and other charges	.13	.08
Loss on prepayment of debt	.02	-
Gain on sale of investment	(.02)	-
Net income per basic share, as adjusted	$1.33	$1.24

Net income per diluted share, as reported	$1.09	$1.06
Intangible assets amortization expense	.09	.09
Restructuring, integration, and other charges	.13	.08
Loss on prepayment of debt	.02	-
Gain on sale of investment	(.02)	-
Net income per diluted share, as adjusted	$1.32	$1.22

ARROW ELECTRONICS, INC. (In thousands except per share data) (Unaudited)

SEGMENT INFORMATION

	Quarter Ended
	March 28, 2015	March 29, 2014

Sales:
Global components	$3,346,763	$3,421,181
Global ECS	1,655,622	1,660,859
Consolidated	$5,002,385	$5,082,040

Operating income (loss):
Global components	$164,895	$161,146
Global ECS	67,517	64,158
Corporate (a)	(54,978)	(47,564)
Consolidated	$177,434	$177,740
(a)	Includes restructuring, integration, and other charges of $16.2 million and $11.6 million for the first quarters of 2015 and 2014, respectively.

NON-GAAP SEGMENT RECONCILIATION

	Quarter Ended
	March 28, 2015	March 29, 2014

Global components operating income, as reported	$164,895	$161,146
Intangible assets amortization expense	5,782	5,548
Global components operating income, as adjusted	$170,677	$166,694

Global ECS operating income, as reported	$67,517	$64,158
Intangible assets amortization expense	5,325	5,399
Global ECS operating income, as adjusted	$72,842	$69,557

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data) (Unaudited)
	Quarter Ended
	March 28, 2015	March 29, 2014

Sales	$5,002,385	$5,082,040
Costs and expenses:
Cost of sales	4,317,063	4,378,212
Selling, general, and administrative expenses	454,530	477,903
Depreciation and amortization	37,162	36,571
Restructuring, integration, and other charges	16,196	11,614
	4,824,951	4,904,300
Operating income	177,434	177,740
Equity in earnings of affiliated companies	1,313	1,417
Interest and other financing expense, net	30,854	29,637
Other	935	-
Income before income taxes	146,958	149,520
Provision for income taxes	40,867	42,328
Consolidated net income	106,091	107,192
Noncontrolling interests	33	72
Net income attributable to shareholders	$106,058	$107,120
Net income per share:
Basic	$1.11	$1.07
Diluted	$1.09	$1.06
Weighted-average shares outstanding:
Basic	95,920	99,948
Diluted	97,125	101,399

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	March 28, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$305,293	$400,355
Accounts receivable, net	4,874,484	6,043,850
Inventories	2,255,167	2,335,257
Other current assets	266,362	253,145
Total current assets	7,701,306	9,032,607
Property, plant, and equipment, at cost:
Land	23,539	23,770
Buildings and improvements	148,144	144,530
Machinery and equipment	1,156,984	1,146,045
	1,328,667	1,314,345
Less: Accumulated depreciation and amortization	(686,035)	(678,046)
Property, plant, and equipment, net	642,632	636,299
Investments in affiliated companies	72,603	69,124
Intangible assets, net	341,587	335,711
Cost in excess of net assets of companies acquired	2,102,192	2,069,209
Other assets	284,168	292,351
Total assets	$11,144,488	$12,435,301
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,627,252	$5,027,103
Accrued expenses	646,559	797,464
Short-term borrowings, including current portion of long-term debt	13,642	13,454
Total current liabilities	4,287,453	5,838,021

Long-term debt	2,456,575	2,067,898
Other liabilities	382,171	370,471
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in both 2015 and 2014
Issued – 125,424 shares in both 2015 and 2014,
respectively	125,424	125,424
Capital in excess of par value	1,071,893	1,086,082
Treasury stock (29,753 and 29,529 shares in 2015 and 2014, respectively), at cost	(1,205,699)	(1,169,673)
Retained earnings	4,282,812	4,176,754
Accumulated other comprehensive loss	(261,115)	(64,617)
Total shareholders' equity	4,013,315	4,153,970
Noncontrolling interests	4,974	4,941
Total equity	4,018,289	4,158,911
Total liabilities and equity	$11,144,488	$12,435,301

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Quarter Ended
	March 28, 2015	March 29, 2014
Cash flows from operating activities:
Consolidated net income	$106,091	$107,192
Adjustments to reconcile consolidated net income to net cash provided by (used for) operations:
Depreciation and amortization	37,162	36,571
Amortization of stock-based compensation	9,920	9,796
Equity in earnings of affiliated companies	(1,313)	(1,417)
Deferred income taxes	12,391	10,641
Restructuring, integration, and other charges	12,569	8,020
Excess tax benefits from stock-based compensation arrangements	(5,657)	(5,862)
Other	1,730	1,492
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	935,271	904,719
Inventories	48,574	72,001
Accounts payable	(1,279,437)	(859,288)
Accrued expenses	(121,725)	(127,226)
Other assets and liabilities	2,828	(32,602)
Net cash provided by (used for) operating activities	(241,596)	124,037
Cash flows from investing activities:
Cash consideration paid for acquired businesses	(133,089)	(60,224)
Acquisition of property, plant, and equipment	(31,150)	(32,843)
Other	2,008	-
Net cash used for investing activities	(162,231)	(93,067)
Cash flows from financing activities:
Change in short-term and other borrowings	1,234	(7,338)
Repayment of long-term bank borrowings, net	(48,400)	(85,000)
Net proceeds from note offering	688,162	-
Redemption of notes	(254,313)	-
Proceeds from exercise of stock options	12,576	16,142
Excess tax benefits from stock-based compensation arrangements	5,657	5,862
Repurchases of common stock	(78,561)	(88,501)
Other	(3,000)
Net cash provided by (used for) financing activities	323,355	(158,835)
Effect of exchange rate changes on cash	(14,590)	(4,454)
Net decrease in cash and cash equivalents	(95,062)	(132,319)
Cash and cash equivalents at beginning of period	400,355	390,602
Cash and cash equivalents at end of period	$305,293	$258,283

CONTACT:
Arrow Electronics, Inc.
Contact:
Steven O’Brien, 303-824-4544
Director, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and
Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Vice President, Global Communications